FOR IMMEDIATE RELEASE               CONTACT:     Frank M. Garrison
                                                 Executive Managing Director
                                                 Insignia Financial Group, Inc.
                                                 (615) 783-1022



                       INSIGNIA FINANCIAL GROUP ANNOUNCES
               COMPLETION OF SIX TENDER OFFERS BY REIT SUBSIDIARY


     GREENVILLE, SOUTH CAROLINA, October 29, 1997 - Insignia Financial Group, Inc. (NYSE: IFS) today announced that its REIT subsidiary, Insignia Properties Trust ("IPT"), completed six tender offers for limited partner interests in the following public real estate limited partnerships: Consolidated Capital Properties IV, National Property Investors 4, Fox Strategic Housing Income Partners, Century Properties Fund XVII, Century Properties Fund XIX and Century Properties Growth Fund XXII. Preliminary results of the tender offers, each of which expired on October 6, 1997, indicate that an aggregate of approximately $10,000,000 (based on the offer prices) of limited partner interests were tendered pursuant to the six offers. On average, the offer prices were 57% of IPT's estimates of the respective net asset values of the interests in partnerships as of June 30, 1997. James Aston, President of IPT, indicated that the success of these transactions is particularly significant because 5 of the 6 partnerships are partnerships in which IPT already owned significant interests. Final results of the offers are expected to be reported soon.

     IPT was formed by Insignia as the primary multi-family real estate ownership and acquisition vehicle of Insignia. IPT recently raised $60 million in equity through private sales of stock, leaving Insignia with an approximate ownership interest of 75%, and has received a commitment letter for a $70 million credit facility. As previously announced, IPT has entered into a definitive Agreement of Merger with Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. Over the course of the past several years, Insignia has completed a series of tender offers for limited partnership interests and has otherwise acquired limited partnership interests in partnerships in which Insignia or its affiliates also serve as general partner. The vast majority of these limited partnership interests, along with the general partnership interests have been transferred by Insignia into IPT and/or its affiliated operating partnership, Insignia Properties, L.P. ("IPLP"), in exchange for stock in IPT and operating partnership units in IPLP. Currently, IPT and IPLP own interests ranging from 1% to 54% in entities which own, in the aggregate, approximately 195 properties including approximately 41,800 units of multi-family residential housing and approximately 4,673,000 square feet of commercial space.

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multi-family residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties which include approximately 290,000 residential units and 150 million square feet of commercial space located in over 500 cities in 48 states and one foreign country.

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